Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2135
fax: 425-806-7400
investorinfo@edenbio.com

Eden Bioscience Announces Fourth Quarter and Year End 2003 Financial Results

BOTHELL, WA — (Market Wire) — February 12, 2004 — Eden Bioscience Corporation (Nasdaq:EDEN), which develops, manufactures and markets innovative, natural protein-based products for improving crop production and protecting plants, today announced financial results for its fourth quarter and fiscal year ended December 31, 2003.

Net product sales for the fourth quarter of 2003 were $274,000, which compares to net product sales of $219,000 in the fourth quarter of 2002. Net product sales for the year ended December 31, 2003 were $1.8 million. This includes the elimination of $126,000 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated. Excluding this reduction in sales allowance liabilities, net product sales totaled $1.6 million in 2003. Net product sales totaled $1.9 million in 2002. Net product sales were derived primarily from sales of Messenger® to distributors.

Net loss in the fourth quarter was $2.5 million, or $0.10 per weighted average common share, compared to a net loss of $8.6 million, or $0.36 per weighted average common share in the fourth quarter of 2002. Net loss for 2003 was $11.2 million, or $0.46 per weighted average common share, compared to a net loss of $23.5 million, or $0.97 per weighted average common share in 2002. The fourth quarter of 2002 includes a $4.2 million loss on a sublease of excess laboratory and office space. Per-share loss amounts for the quarters are based on weighted average common shares of 24.4 million in 2003 and 24.3 million in 2002. Annual per-share loss amounts are based on weighted average common shares of 24.3 million in 2003 and 24.2 million in 2002.

The company estimates that distributors sold approximately 237,000 ounces of Messenger to growers under the “buy one, get one free” promotion in the fourth quarter of 2003, compared to 73,000 ounces in the fourth quarter of 2002. In total for 2003, the company estimates that distributors sold approximately 734,000 ounces to growers, compared to approximately 684,000 ounces in 2002. Based on information received from distributors, Eden Bioscience estimates that 503,000 ounces of Messenger remained in distributors’ inventories on December 31, 2003.

“We are very pleased with the positive results of our fall ‘buy one, get one free’ promotion,” said Dr. Rhett Atkins, President and Chief Executive Officer. “We estimate that the majority of Messenger used in the fourth quarter was on strawberries and citrus. We believe that the success of this program confirms the results of our recently completed pricing study and the need for a new value proposition to increase our rate of growth. In December 2003, we announced to our distributors that we will send them additional products at no cost in order to reduce the average cost of their existing inventories of Messenger by approximately 50%. We estimate that approximately 550,000 ounces of our products will be given to distributors in 2004. We believe that grower usage of our products will continue in our focus crops in the first quarter of 2004 and that this usage will be filled primarily from distributors’ current inventories and from free product to be provided under the price reduction program. As a result, we expect our sales to distributors in the first quarter of 2004 to be minor.”

Cash and cash equivalents as of December 31, 2003 totaled $19.8 million, compared to $21.9 million at September 30, 2003.

CONFERENCE CALL

Eden Bioscience will host a live conference call and Web cast to discuss its fourth quarter and year end 2003 financial results on Thursday, February 12, 2004 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Rhett Atkins, President and CEO, and Brad Powell, CFO. The live Web cast and replay of the call will be available until February 19, 2004, at www.edenbio.com/in/inmain.html.

ABOUT EDEN BIOSCIENCE

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called “harpins,” which activate a plant’s intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 3830 Monte Villa Parkway, Suite 100, Bothell, WA 98021-7266, 425-806-7300; www.edenbio.com.

(c)   2004 Eden Bioscience Corporation. Always read and follow label instructions before buying or using this product. Messenger® and Eden Bioscience® are registered trademarks of Eden Bioscience Corporation. Messenger is not currently registered for sale or use in Colorado. In California, Messenger is labeled for disease management on strawberries, grapes, and fruiting vegetables only and to increase overall production on citrus and tomato.

CAUTIONARY STATEMENT: Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, among which include statements regarding estimates of distributor sales to growers, estimates of distributors’ inventories of Messenger, estimates of grower usage of Messenger in certain crops, estimates of future growth rates of product usage, factors affecting the growth of product usage, impact of any price changes, estimate of the amount of free products to be given to distributors and impact on sales and growth rates, success of fall promotion, estimate of our sales in the first quarter 2004, estimate of distributor sales of Messenger in the first quarter of 2004, ability to increase future sales and Messenger’s benefits to agriculture. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include, among others, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; risk that the inventory of Messenger held by us and by distributors is aging and may not meet our quality standards; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the company’s financial results is included in Eden Bioscience’s most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS

	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$19,823,339	$30,729,828
Accounts receivable, net of sales allowances	166,111	218,529
Inventory	2,057,818	2,216,420
Prepaid expenses and other current assets	719,939	770,136

Total current assets	22,767,207	33,934,913
Property and equipment, net	16,305,604	18,410,909
Other assets	1,629,769	1,647,304

Total assets	$40,702,580	$53,993,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,076	$361,801
Accrued liabilities	1,568,952	3,627,571
Current portion of accrued loss on facility subleases	494,373	292,482
Current portion of capital lease obligations	17,257	95,426

Total current liabilities	2,185,658	4,377,280
Accrued loss on facility subleases, net of current portion	2,373,342	2,613,651
Capital lease obligations, net of current portion	12,333	29,592
Other long-term liabilities	695,996	378,816

Total liabilities	5,267,329	7,399,339

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; no shares
issued and outstanding at December 31, 2003 and 2002	--	--
Common stock, $.0025 par value, 100,000,000 shares authorized; issued and outstanding shares - 24,361,990 shares at December 31, 2003;
24,307,495 shares at December 31, 2002	60,905	60,769
Additional paid-in capital	132,523,362	132,466,906
Cumulative translation adjustment	(85,381)	(78,842)
Accumulated deficit	(97,063,635)	(85,855,046)

Total shareholders’ equity	35,435,251	46,593,787

Total liabilities and shareholders’ equity	$40,702,580	$53,993,126

EDEN BIOSCIENCE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Product sales, net of sales allowances	$274,040	$219,245	$1,772,097 (a)	$1,906,665
Operating expenses:
Cost of goods sold	676,273	521,716	2,190,034	2,628,608
Research and development	869,731	2,144,585	4,883,120	10,301,587
Selling, general and administrative	1,273,158	2,077,695	5,759,163	8,919,734
Loss on facility subleases	--	4,241,643	366,019	4,241,643

Total operating expenses	2,819,162	8,985,639	13,198,336	26,091,572

Loss from operations	(2,545,122)	(8,766,394)	(11,426,239)	(24,184,907)

Other income (expense):
Interest income	56,344	134,026	290,206	717,020
Interest expense	(932)	(6,290)	(9,048)	(37,680)

Total other income	55,412	127,736	281,158	679,340

Loss before income taxes and
cumulative effect of adoption of
SFAS No. 143	(2,489,710)	(8,638,658)	(11,145,081)	(23,505,567)
Provision for income taxes	--	--	--	--

Loss before cumulative effect of
adoption of SFAS No. 143	(2,489,710)	(8,638,658)	(11,145,081)	(23,505,567)
Cumulative effect of adoption of SFAS
No. 143	--	--	(63,508)	--

Net Loss	$(2,489,710)	$(8,638,658)	$(11,208,589)	$(23,505,567)

Basic and diluted net loss per share:
Loss before cumulative effect of
adoption of SFAS No. 143	$(0.10)	$(0.36)	$(0.46)	$(0.97)
Cumulative effect of adoption of SFAS
No. 143	--	--	--	--

Net loss	$(0.10)	$(0.36)	$(0.46)	$(0.97)

Weighted average shares outstanding used
to compute net loss per share	24,359,406	24,301,596	24,340,980	24,240,516

(a)	Includes the elimination of $126,301 of sales allowance liabilities recognized in prior quarters that will not be paid because of changes in distribution programs implemented in 2003 and actual amounts earned by distributors being less than amounts previously estimated. Excluding this reduction in sales allowance liabilities, net product sales for the year ended December 31, 2003 totaled $1,645,796.

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